Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CAPITAL GOLD APPOINTS BROWNLIE PRESIDENT

NEW YORK, September 18, 2009 – Capital Gold Corporation (TSX: CGC; OTC Bulletin Board: CGLD) is pleased to announce today the appointment of John Brownlie to the position of President of the Company.  Since February 2007, Mr. Brownlie has served on the Company’s Board of Directors and as the Company’s Chief Operating Officer.

Former President, Gifford Dieterle, will continue as the Company’s Chief Executive Officer, Chairman of the Board and Treasurer.

Mr. Brownlie joined Capital Gold in May 2006 as Vice President of Operations with the immediate mission to develop the El Chanate mine in Sonora, Mexico. The mine, completed on time and budget, began operations in August 2007 and has been profitable since inception.

Mr. Brownlie was instrumental in the plant upgrades that have proven successful in keeping the operating costs to one of the lowest in the industry.

He was also the driving force in AngloGold Ashanti’s decision not to exercise its one time back-in right to acquire a 51% interest in the El Chanate project, the elimination of the hedge arrangement with Standard Bank, and the acquisition of the new Saric exploration property in Mexico.  Mr. Dieterle said that Mr. Brownlie has worked diligently to attract many institutional investors to invest in the Company’s stock and has maintained excellent community relationships and environmental compliance within Mexico.

“During Mr. Brownlie’s tenure, we have seen the mineral resources and the operation grow significantly,” stated Mr. Dieterle.  “In his new role as President, Mr. Brownlie will bring together many years of industry experience in order to further grow the Company with the goal of becoming one of the next mid-tier producers.”

“Mr. Brownlie’s thirty plus years of experience living in and holding senior international positions at companies located in Africa, South America and the Former Soviet Union will serve Capital Gold shareholders well in the future,” Mr. Dieterle added.

Mr. Brownlie also serves on the board of directors of Palladon Ventures, a publicly traded TSX company.

About Capital Gold
Capital Gold Corporation (CGLD: CGC) is a gold production and exploration company. Through its Mexican subsidiaries and affiliates, it owns 100% of the El Chanate gold property in Sonora, Mexico. Further information about Capital Gold and the El Chanate Gold Mine is available on the Company’s website, www.capitalgoldcorp.com.

###

Statements in this press release, other than statements of historical information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from those projected or suggested due to certain risks and uncertainties, some of which are described below. Such forward-looking statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineralized material, future increases in mineral reserves, the recovery of any mineral reserves, grade, processing rates and capacity, estimated future gold production, the impact of any hedging arrangements, including the termination of such arrangements; continued compliance with United States and Mexican laws, including environmental laws; the Company’s ability to maintain low operating costs; potential mine life and future growth of the company. Factors that could cause actual results to differ materially include timing of and, unexpected events during expansion; variations in ore grade, tonnes mined, crushed or milled; delay or failure to receive board or government approvals; the availability of adequate water supplies; mining or processing issues; and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management.

Any forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release. Additional information concerning certain risks and uncertainties that could cause actual, results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the past 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Contact:
Kelly Cody, Director Corporate Communications
Capital Gold Corporation
Tel: (212) 344-2785
Fax: (212) 344-4537
Email: kelly@capitalgoldcorp.com

Media Inquiries:
Victor Webb/Madlene Olson
Marston Webb International
Tel: (212) 684-6601
Fax: (212) 725-4709
Email: marwebint@cs.com